UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2007

PINNACLE FOODS GROUP INC.

(Exact name of issuer of securities held pursuant to the plan)

Commission File Number 333-118390

Delaware	94-3303521
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1 Old Bloomfield Avenue

Mt. Lakes, New Jersey 07046

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (973) 541-6620

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On March 8, 2007, Pinnacle Foods Group Inc. (the “Company”) announced that it had commenced a cash tender offer to purchase any and all of the outstanding 8.25% Senior Subordinated Notes due 2013 (the “Notes”) (CUSIP No. 72347CAC8) of the Company, and a related consent solicitation to amend the indenture pursuant to which the Notes were issued. The tender offer and consent solicitation are being made in connection with the previously announced proposed merger of Peak Acquisition Corp. (“Merger Sub”), which is an affiliate of The Blackstone Group, with and into Crunch Holding Corp. (“Crunch”), which owns all of the issued and outstanding capital stock of the Company, pursuant to the Agreement and Plan of Merger, dated as of February 10, 2007, by and among Crunch, Merger Sub, Peak Holdings LLC and Peak Finance LLC (the “Merger”). The tender offer and consent solicitation are made upon the terms and conditions set forth in an Offer to Purchase and Consent Solicitation Statement dated March 8, 2007 (the “Offer to Purchase”) and the related Consent and Letter of Transmittal. The Company issued a press release announcing the Offer to Purchase on March 8, 2007, a copy of which is furnished as Exhibit 99.1, and is incorporated by reference herein.

Also on March 8, 2007, the Company announced that Peak Finance LLC is expected to enter into a senior secured credit facility consisting of a senior secured term loan in an aggregate amount of $1,175 million and a senior secured revolving credit facility in an aggregate amount of $125 million. The net proceeds from the senior secured term loan, together with other financing, are expected to be used to finance the Merger and related transactions. Up to $10 million of the senior secured revolving credit facility may be drawn in connection with the Merger.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release dated March 8, 2007, with regard to the Cash Tender Offer and Related Consent Solicitation for its 8.25% Senior Subordinated Notes due 2013

99.2	Press Release dated March 8, 2007, with regard to the $1,300 Million Senior Secured Credit Facilities

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE FOODS GROUP INC.

By:	/s/ N. Michael Dion
Name:	N. Michael Dion
Title:	Executive Vice President and Chief Financial Officer

Date: March 8, 2007